SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[ X]     Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                        CBL & ASSOCIATES PROPERTIES, INC.
                 -----------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

  -------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[  ]     Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4)
         and 0-11.
 1)      Title of each class of securities to which transaction applies:
         --------------------------------------------
 2)      Aggregate number of securities to which transaction applies:
         --------------------------------------------
 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         --------------------------------------------
 4)      Proposed maximum aggregate value of transaction:
         --------------------------------------------
 5)      Total Fee paid:
         --------------------------------------------

[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
 1)      Amounts Previously Paid:
         --------------------------------------------
 2)      Form, Schedule or Registration Statement No.:
         --------------------------------------------
 3)      Filing Party:
         --------------------------------------------
 4)      Date Filed:
         --------------------------------------------

                                 April 7, 2002


Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders which will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Tuesday, May 7, 2002 at 4:00 p.m.(EDT).

     The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

     I look forward to personally meeting all stockholders who are able to attend.

                            Sincerely,

                            /s/ Charles B. Lebovitz
                            ----------------------------
                               Charles B. Lebovitz

                            Chairman of the Board and
                            Chief Executive Officer

                        CBL & ASSOCIATES PROPERTIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   May 7, 2002


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CBL & Associates Properties, Inc., a Delaware corporation (the "Company"), will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Tuesday, May 7, 2002 at 4:00 p.m. (EDT) for the following purposes:


1. To re-elect four directors to serve for a term of three years and until their respective successors are elected and qualified;

2. To act upon a proposal to approve an amendment to the CBL & Associates Properties, Inc. 1993 Stock Incentive Plan (the "Stock Incentive Plan") to increase the number of shares of the Company's Common Stock available for issuance thereunder; and

3. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     In accordance with the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on March 11, 2002 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement.

     Whether or not you plan to attend the meeting, we urge you to sign, date and promptly return the enclosed Proxy in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Returning your Proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

                       By Order of the Board of Directors

                        /s/ Stephen D. Lebovitz
                       ---------------------------
                        Stephen D. Lebovitz
                       President and Secretary


Chattanooga, Tennessee
April 7, 2002

                                 PROXY STATEMENT

                        CBL & ASSOCIATES PROPERTIES, INC.
                            2030 Hamilton Place Blvd.
                                    Suite 500
                                   CBL Center
                          Chattanooga, Tennessee 37421

                         ANNUAL MEETING OF STOCKHOLDERS
                                   May 7, 2002


                                     PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders (the "Annual Meeting") of the Company to be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Tuesday, May 7, 2002, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies from stockholders by telephone, telegram or personal interview and will not receive additional compensation for such services. In addition, the Company's investor relations firm, Corporate Communications, Inc., will, among other services performed for the Company, assist in the preparation and delivery of the proxies to the Company stockholders and assist in the solicitation of proxies. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for their expense in so doing.

     The Company anticipates mailing proxy materials and the Annual Report for the Company's fiscal year ended December 31, 2001, to stockholders of record as of March 11, 2002, on or about April 7, 2002.


                                VOTING SECURITIES

RECORD DATE AND SHARES ENTITLED TO VOTE

     Only stockholders of record at the close of business on March 11, 2002, are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of the Company's Common Stock, par value $.01 per share ("Common Stock") outstanding on such date and entitled to vote was 25,713,460 shares. Each share is entitled to one vote with respect to those matters upon which such share is to be voted.

QUORUM REQUIREMENTS

     The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

VOTES NECESSARY TO APPROVE THE PROPOSALS

     The affirmative vote of the holders of a plurality of the shares of the Common Stock present or represented at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the approval of the amendment to the Company's Stock Incentive Plan.

VOTING PROCEDURES

     Proxy cards are being mailed to holders of shares of the Company's Common Stock for voting solely with respect to their shares of Common Stock. Stockholders holding shares of Common Stock should complete, sign and return to the Company the proxy card.

     Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee does not have discretionary authority to vote on a particular proposal) will be counted as present at the Annual Meeting for the purpose of determining whether or not a quorum exists. Abstentions and broker non-votes will generally not be counted for any other purpose, except that abstentions with respect to any proposal, other than the election of directors, will be treated as negative votes.

     Unless contrary instructions are indicated on the accompanying proxy, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors.

                              ELECTION OF DIRECTORS


     The Board of Directors currently consists of nine members divided into three classes (having two, three and four members, respectively) serving staggered three-year terms. Under the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), a majority of the directors must be unaffiliated ("Independent Directors") with the Company and its predecessor entity, CBL & Associates, Inc. and its affiliates ("CBL"). Each year the term of office of one class of directors expires.

     The Board of Directors intends to present for action at the Annual Meeting the re-election of Charles B. Lebovitz, Claude M. Ballard, Gary L. Bryenton and Leo Fields, whose present terms expire in 2002, to serve for a term of three years and until their successors are duly elected and shall qualify. Mr. Ballard, Mr. Bryenton and Mr. Fields are three of the Company's five Independent Directors.

     Unless authority to vote for such directors is withheld, the enclosed proxy will be voted for such persons except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

                                    NOMINEES

     Set forth below is information with respect to the nominees for election:


Name                        Age         Current Position*
---------------------     ------        ----------------------------------
Charles B. Lebovitz         65          Chairman of the Board of Directors
                                        and Chief Executive Officer

Claude M. Ballard           72          Director

Gary L. Bryenton            62          Director

Leo Fields                  73          Director

--------------------
* The position shown represents the individual's position with the Company and with CBL & Associates Management, Inc., a Delaware corporation (the "Management Company"), through which the Company's property management and development activities are conducted.


     CHARLES B. LEBOVITZ has served as Chairman of the Board and Chief Executive Officer of the Company since the completion of its initial public offering and is Chairman of the Executive Committee of the Board of Directors. Mr. Lebovitz also served as President of the Company until February 1999. Prior to the Company's formation, he served in a similar capacity with CBL. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family's development business. In 1970, he became affiliated with Arlen Realty & Development Corp. ("Arlen") where he served as President of Arlen's shopping center division, and, in 1978, he founded CBL together with his associates (the "Associates"), including John N. Foy and Ben S. Landress. Mr. Lebovitz is an Advisory Director of First Tennessee Bank, N.A., Chattanooga, Tennessee and a National Vice Chairman of the United Jewish Appeal. Mr. Lebovitz has previously served as a Trustee, Vice President (Southern Division) and Chairman of the International Council of Shopping Centers ("ICSC").

     CLAUDE M. BALLARD, CRE, M.A.I. has served as a Director of the Company since the completion of its initial public offering and is Chairman of the Compensation Committee and a member of the Audit Committee of the Board of Directors. Mr. Ballard has served as a general partner, limited partner and senior consultant of Goldman Sachs & Co. and as a Senior Vice President in the real estate division of the Prudential Insurance Company of America. He is currently a Director of Quapaw Council, Boy Scouts of America, Horizon Hotel Corp. and Research Solutions, Inc. Mr. Ballard is a member of the Board of Directors of St. Vincent's Infirmary, Little Rock, Arkansas. In 1999, the United States Tax Court determined that Mr. Ballard had underpaid federal taxes and underreported income over a period of years ending in 1989 as result of participation in transactions found by the Tax Court to have involved serious financial improprieties. (Investment Research Associates, Ltd. and Subsidiaries, et al v. Commissioner of Internal Revenue Service, T.C. Memo 1999-407). Because of the nature of the transactions, the Tax Court upheld the imposition of penalties under Internal Revenue Code Section 6663 and its predecessors. Mr. Ballard has since paid the taxes, penalties and interest at issue and is appealing the Tax Court's decision.

     GARY L. BRYENTON joined the Company as a Director on January 31, 2001 in accordance with the terms of the Company's acquisition of a portfolio of 21 malls and 2 associated centers from Jacobs Realty Investors Limited Partnership and certain of its affiliates and partners. See "Jacobs Acquisition". Mr. Bryenton is a member of the Company's Audit Committee. Mr. Bryenton is the executive partner of the law firm of Baker & Hostetler LLP. He currently serves as Chairman of the Board of trustees of Heidelberg College and is a Board member of the Cleveland Orchestra, the National Conference for Community and Justice and the Rock and Roll Hall of Fame and Museum.

     LEO FIELDS has served as a Director of the Company since the completion of its public offering and is a member of the Compensation Committee and Chairman of the Audit Committee of the Board of Directors. Mr. Fields is Co-Chairman of Weisberg & Fields, Inc., an investment advisory firm he started in 1991. From 1984 through 1991, Mr. Fields directed Leo Fields Interests, a private investment firm. He was affiliated with Zale Corporation from 1947 until his retirement in 1984, serving, from 1981 to 1984, as Vice Chairman and a member of Zale's Executive Committee. He is chairman of the Dallas Home for the Jewish Aged Endowment Foundation and a Director of the M. B. and Edna Zale Foundation.


                          THE BOARD OF DIRECTORS RECOMMENDS
                           A VOTE "FOR" THE ELECTION OF THE
                             FOUR DIRECTORS NAMED ABOVE

Directors and Executive Officers

     Set forth below is information with respect to the directors (in addition to Charles B. Lebovitz, Claude M. Ballard, Gary L. Bryenton and Leo Fields) and executive officers (in addition to Charles B. Lebovitz) of the Company:

                         Term
Name                   Expires (1)      Age      Current Position(2)
--------------------  ------------- ------------ -----------------------------
John N. Foy                2003         58       Vice Chairman of the Board of
                                                 Directors, Chief Financial
                                                 Officer and Treasurer

Stephen D. Lebovitz        2004         41       Director, President and
                                                 Secretary

Martin J. Cleary           2003         66       Director

William J. Poorvu          2003         66       Director

Winston W. Walker          2004         58       Director

Ben S. Landress             --          74       Executive Vice President--
                                                 Management

Ronald L. Fullam            --          59       Senior Vice President--
                                                 Development

Ronald S. Gimple            --          62       Senior Vice President and
                                                 General Counsel

Michael I. Lebovitz         --          38       Senior Vice President--
                                                 Mall Projects

Farzana K. Mitchell         --          50       Senior Vice President--Finance

George R. (Buck)
  Sappenfield               --          51       Senior Vice President--
                                                 Asset Management

Jerry L. Sink               --          51       Senior Vice President--
                                                 Mall Management

Eric P. Snyder              --          52       Senior Vice President and
                                                 Director of Corporate Leasing

Augustus N. Stephas         --          59       Senior Vice President--
                                                 Accounting and Controller

R. Stephen Tingle           --          56       Senior Vice President--
                                                 Community Center Development

Charles W.A. Willett, Jr.   --          52       Senior Vice President--
                                                 Real Estate Finance

------------------

(1)      Indicates expiration of term as a director.
(2) The position shown represents the individual's position with the Company and with the Management Company.

     JOHN N. FOY has served as Vice Chairman of the Board of Directors and Treasurer of the Company since February 1999 and as a Director and Chief
Financial Officer of the Company since the completion of its initial public offering. Until February 1999, he served as Executive Vice President -- Finance and Secretary of the Company. Mr. Foy is a member of the Executive Committee of the Board of Directors. Prior to the Company's formation, he served in similar executive capacities with CBL. Mr. Foy has been involved in the shopping center industry since 1968 when he joined the Lebovitz family's shopping center development business. In 1970, he became affiliated with the shopping center division of Arlen, and, in 1978, joined Charles B. Lebovitz as an Associate in establishing CBL. Mr. Foy served as Chairman of the Board of First Fidelity Savings Bank in Crossville, Tennessee from December 1985 until April 1994. Mr. Foy currently serves as a member of the Advisory Board of AmSouth Bank of Chattanooga, Tennessee and as a Director of the Chattanooga Airport Authority and Chattanooga Neighborhood Enterprise. In October 2001, Mr. Foy was elected to the Board of Governors of The National Association of Real Estate Investment Trusts (NAREIT) for a term expiring in 2004.

     STEPHEN D. LEBOVITZ has served as President and Secretary of the Company since February 1999 and as a Director of the Company since the completion of its initial public offering in November 1993. Since joining CBL in 1988, Mr. Lebovitz has also served as Executive Vice President -- Development/Acquisitions, Executive Vice President -- Development, Senior Vice President -- New England Office and as Senior Vice President -- Community Center Development and Treasurer of the Company. Before joining CBL, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986. He is the President of the Boston Jewish Family and Children's Service, a member of the Board of Directors of the Combined Jewish Philanthropic, Boston, Massachusetts and a member of the Board of Directors of the Children's Hospital Trust, Boston, Massachusetts. He is a former state director of the ICSC for the New England states (Maine, Massachusetts, New Hampshire, Rhode Island and Vermont) and will become a Trustee of the ICSC in May 2002. Stephen D. Lebovitz is a son of Charles B. Lebovitz and a brother of Michael I. Lebovitz.

     MARTIN J. CLEARY joined the Company as Director on January 31, 2001 in accordance with the terms of the Jacobs Acquisition. See "Jacobs Acquisition". He is a member of the Company's Compensation Committee. Mr. Cleary is the former President and Chief Operating Officer of the Richard E. Jacobs Group, Inc. He is currently a director of Guardian Life Insurance Company and the Lamson & Sessions Company. Mr. Cleary is also an ex-officio Trustee and former Chairman of the ICSC.

     WILLIAM J. POORVU serves as a Director of the Company and is a member of the Compensation and Audit Committees of the Board of Directors. He has held these positions since the completion of the Company's initial public offering. Mr. Poorvu has, since 1981, been a professor at Harvard Business School specializing in real estate courses. Mr. Poorvu is also managing partner in several private real estate companies and has authored a number of books on real estate subjects. He is Co-Chairman of the Board of Advisors of Baupost Group, L.L.C. and a Trustee/Director of mutual funds in the Massachusetts Financial Services Group of Funds.

     WINSTON W. WALKER serves as a Director of the Company and is a member of the Executive and Compensation Committees of the Board of Directors. He has held these positions since the completion of the Company's initial public offering. Mr. Walker served as President and Chief Executive Officer of Provident Life and Accident Insurance Company of America ("Provident") from 1987 until October 1, 1993, and served in various other capacities with Provident from 1974 to 1987. Mr. Walker is a Director of Olan Mills, Inc. of Chattanooga, Tennessee.

     BEN S. LANDRESS serves as Executive Vice President -- Management of the Company. He has held that position since January 1997. Prior to that time, Mr. Landress served as Senior Vice President -- Management of the Company and prior thereto, he served in a similar capacity with CBL. Mr. Landress directs the day-to-day management of the Company's properties and is responsible for general corporate administration. Mr. Landress has been involved in the shopping center business since 1961 when he joined the Lebovitz family's development business. In 1970, he became affiliated with Arlen's shopping center division, and, in 1978, joined Mr. Lebovitz as an Associate in establishing CBL.

     RONALD L. FULLAM serves as Senior Vice President -- Development of the Company. He has held that position since January 1997. Prior to that time, Mr. Fullam served as Vice President -- Development of the Company. Mr. Fullam joined Arlen's shopping center development division as a project manager in August 1977 and CBL as a Vice President upon its formation in 1978.

     RONALD S. GIMPLE serves as Senior Vice President and General Counsel of the Company. He has held these positions since January 1997. Mr. Gimple joined the Company in 1994 as Vice President -- Development. Prior to joining the Company, Mr. Gimple served as a Vice President of The Edward J. DeBartolo Corporation, from 1987 to 1994, and, prior to 1987, he served as General Counsel of Petrie Store Corporation, Vice President and Real Estate Counsel of BATUS Retail Group and Vice President and General Counsel of General Growth Company.

     MICHAEL I. LEBOVITZ serves as Senior Vice President-- Mall Projects of the Company. He has held that position since January 1997. Prior to that time, Mr. Lebovitz served as Vice President -- Development and as a project manager for the Company. Mr. Lebovitz joined CBL in 1988 as a project manager for CoolSprings Galleria in Nashville, Tennessee and was promoted to Vice President in 1993. Prior to joining CBL, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988. He is Vice President of the Jewish Community Federation of Greater Chattanooga, serves as Vice Chairman and a Board Member of United Jewish Communities and is a Board Member of the Chattanooga United Way. Michael I. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz.

     FARZANA K. MITCHELL serves as Senior Vice President -- Finance of the Company. She has held that position since September 2000. Prior to joining the Company, Ms. Mitchell was an officer of Lend Lease Real Estate Investments in Atlanta, Georgia, having joined that company in 1983 and during her tenure there for 1994-1995, she served as Deputy Portfolio Manager for the Equitable Life Assurance Society portfolio of real estate mortgages. From 1976 to 1982, Ms. Mitchell served as deputy chief financial officer of IRT Property Company, a real estate investment trust.

     GEORGE R. (BUCK) SAPPENFIELD serves as Senior Vice President -- Asset Management for the Company. He has held that position since joining the Company in May 2000. Prior to that time from 1993 until joining the Company, he served as President -- Real Estate of The Limited, Inc. and from 1983 to 1993, he served as Vice President -- Real Estate and Director of Real Estate -- South of The Limited, Inc. From 1972 to 1983, Mr. Sappenfield was affiliated with Melvin Simon and Associates.

     JERRY L. SINK, C.S.M. serves as Senior Vice President-- Mall Management for the Company. He has held that position since February 1998. Prior to that time, Mr. Sink served as Vice President-- Mall Management. Prior to joining the Company, Mr. Sink served as Vice President of Retail Asset Management for Equitable Real Estate, Chicago, Illinois, from January 1988 to June 1993 and prior to June 1988, he was affiliated with General Growth Companies, Inc. as Vice President of Management.

     ERIC P. SNYDER serves as Senior Vice President and Director of Corporate Leasing for the Company. He has held these positions since January 1997. Mr. Snyder joined CBL as a project manager in 1978 and was promoted to Vice President in 1984 and to Director of Corporate Leasing in 1992. From 1974 to 1978, Mr. Snyder was a leasing agent and project manager for Arlen's shopping centers.

     AUGUSTUS N. STEPHAS serves as Senior Vice President -- Accounting and Controller for the Company. He has held these positions since January 1997. Mr. Stephas joined CBL in July 1978 as Controller and was promoted to Vice President in 1984. From 1970 to 1978, Mr. Stephas was affiliated with the shopping center division of Arlen, first as accountant and later as assistant controller.

     R. STEPHEN TINGLE serves as Senior Vice President-- Community Center Development for the Company. He has held that position since January 2000. Prior to that time, Mr. Tingle served as Vice President and Director of Community Center Development - Chattanooga Office. Mr. Tingle joined CBL in 1986 as a project manager for community and neighborhood shopping centers and was promoted to Vice President of Development in 1988. From 1978 to 1986, Mr. Tingle engaged in the practice of law.

     CHARLES W.A. WILLETT, JR. serves as Senior Vice President-- Real Estate Finance for the Company. He has held that position since January 2002. Mr. Willett was promoted to Vice President-- Real Estate Finance in 1996 and held that position until his promotion to Senior Vice President as stated above. Prior to 1996, Mr. Willett participated in the Company's finance department and he served in a similar capacity with CBL prior to 1993. Mr. Willett joined CBL in 1978 and prior thereto, he was affiliated with Arlen in its finance and accounting departments.


Board of Directors' Meetings and Committees

     The Board of Directors has established standing Executive, Audit and Compensation Committees. The Board of Directors has no standing Nominating Committee. The Board of Directors met 8 times and took action by written consent 1 time during 2001. Each director attended more than 75% of the total number of Board meetings and meetings of Board committees on which the director served during fiscal year 2001.

     Executive Committee. The Executive Committee is composed of Charles B. Lebovitz (Chairman), John N. Foy and Winston W. Walker, who is an Independent Director. The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by law; provided, however, unless specifically authorized by the Board of Directors, the Executive Committee may not exercise the power of authority of the Board of Directors with respect to
(i) the declaration of dividends, (ii) issuance of stock, (iii) amendment to the Company's Certificate of Incorporation or Bylaws, (iv) filling vacancies on the Board of Directors, (v) approval of borrowings in excess of $40 million per transaction or series of related transactions, (vi) hiring executive officers,
(vii) approval of acquisitions or dispositions of property or assets in excess of $40 million per transaction and (viii) certain transactions between the Company and its directors and officers and certain sales of real estate and reductions of debt that produce disproportionate tax allocations to CBL pursuant to the Company's Bylaws. The Executive Committee met 4 times and took action by unanimous written consent 5 times during 2001.

     Audit Committee. The Audit Committee is composed of Leo Fields (Chairman), Claude M. Ballard and William J. Poorvu and Gary L. Bryenton, all of whom are Independent Directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants and the plans and results of the audit engagement, approves professional services provided by the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls as well as the Company's accounting policies and results. The Audit Committee met 3 times during 2001.

     Compensation Committee. The Compensation Committee is composed of Claude M. Ballard (Chairman), Leo Fields, William J. Poorvu, Winston W. Walker and Martin
J. Cleary. (Mr. Ballard, Mr. Fields, Mr. Poorvu and Mr. Walker are four of the Company's five Independent Directors). The Compensation Committee reviews and approves compensation programs generally and, specifically, salaries, bonuses, stock awards and stock options for officers of the Company of the level of vice president or higher. The Compensation Committee met 2 times and took action by unanimous written consent 1 time during 2001. Compensation of Directors

     During 2001, each Independent Director received from the Company an annual fee of $22,500. In addition to the annual fee, each Independent Director received a meeting fee of $1,000 for each Board or Audit or Compensation Committee meeting attended and $500 for each telephonic Board meeting attended and reimbursement of expenses incurred in attending meetings. Each Independent Director serving as a member of the Executive Committee received from the Company a monthly fee of $500 in lieu of meeting fees for each Executive Committee meeting.

     Each Independent Director, on December 31 of each fiscal year of the Company, automatically receives an annual grant of options to purchase 500 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on the date of grant of such option. The options granted to the Independent Directors on December 31, 2001 have an exercise price equal to $31.31 per share (based upon the average of the high and low sales prices of the Common Stock on the New York Stock Exchange ("NYSE") on December 31, 2001, the last trading day of 2001). Each holder of a director option granted pursuant to this arrangement also has the same rights as other holders of options in the event of a change in control. By Resolution dated April 30, 1996, the Compensation Committee adopted certain additional terms for options granted to the Independent Directors. Pursuant to the Resolution, options granted to the Independent Directors (i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Independent Director's conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Independent Director ceases to be a director of the Company, and (iv) are non-transferable. In addition, any person who becomes an Independent Director will receive an initial grant of 500 shares of Common Stock upon joining the Board of Directors. The transfer of such shares is restricted during the Independent Director's term and for one year thereafter pursuant to the Stock Incentive Plan.

     Martin J. Cleary is compensated for his services to the same extent as the Independent Directors.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information available to the Company as of March 21, 2002, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each named executive officer of the Company, as defined below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Except as otherwise indicated, the address of each person is the Company's address.

                                                       Number of          Rule 13d-3        Fully-Diluted
                                                       Shares(1)        Percentage(1)       Percentage(2)
                                                       ---------        -------------       -------------

Cohen & Steers Capital Management, Inc.(3)..........   3,341,490           11.50%               6.18%
757 Third Avenue
New York, New York 10017-2013

CBL & Associates, Inc.(4)...........................   8,805,243           24.25                14.36

Charles B. Lebovitz(5)..............................   9,817,874           26.30                15.75

John N. Foy(6)......................................     473,910            1.61                  *

Stephen D. Lebovitz(7)..............................     515,293            1.75                  *

Eric P. Snyder(8)...................................     155,153             *                    *

Augustus N. Stephas(9)..............................      76,628             *                    *

Claude M. Ballard(10)...............................      38,000             *                    *
1800 Deerfield Road
Dripping Springs, Texas 78620

William J. Poorvu(10)...............................      24,837             *                    *
c/o Investment Resource Group
44 Brattle Street
Cambridge, Massachusetts 02138

Winston W. Walker(10)...............................      47,500             *                    *
13450 N. Kachina Drive
Tucson, Arizona 85737

Leo Fields(11)......................................      63,800             *                    *
c/o Weisberg & Fields, Inc.
Preston Commons East
8115 Preston Road
Dallas, Texas 75225

Gary L. Bryenton(10)................................       1,600             *                    *
Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114-3485

Martin J. Cleary (10)(12)...........................       1,000             *                    *
619 Ocean Avenue
Sea Girt, New Jersey 08750

All executive officers and directors as a group (20   11,850,291          30.56                18.58
persons)............................................

----------------

*       Less than 1%

                                       13

(1) The Company conducts all of its business activities through CBL & Associates Limited Partnership, a Delaware limited partnership (the "Operating Partnership"). Pursuant to the second amended and restated partnership agreement of the Operating Partnership (the "Partnership Agreement"), each of the partners of the Operating Partnership, which include, among others, CBL and certain of the executive officers named in this Proxy Statement, has the right ("CBL Rights") to exchange all or a portion of its common partnership units in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company's election. Additionally, on January 31, 2001, the Operating Partnership issued to certain affiliates of Jacobs Realty Investors Limited Partnership 12,358,187 special common units of the Operating Partnership ("SCUs"). SCUs may, at any time after the earlier of (i) January 31, 2004, or (ii) the death of the beneficial owner of the SCUs (the "Exchange Date"), be exchanged for cash, shares of the Company's Common Stock (on a one-for-one basis) or any combination of cash or shares of Common Stock, at the Company's election. See "Jacobs Acquisition" and "Certain Relationships and Related Transactions." Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a stockholder. Therefore, percentage ownership of the Common Stock is computed based on the sum of (i) 29,066,244 shares of Common Stock actually outstanding as of March 21, 2002, (ii) 8,600,159 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity) and (iii) 1,105,400 shares of Common Stock that may be acquired within 60 days of March 21, 2002 upon the exercise of outstanding options. Amounts shown were determined without regard to applicable Ownership Limits. Because of the restriction on exchange of SCUs prior to the Exchange Date, percentage ownership of Common Stock is computed without taking into account any exchange of SCUs for shares of Common Stock.

(2) Calculated based on 29,066,244 shares of Common Stock outstanding and assuming full exercise of all CBL Rights for shares of Common Stock by all holders of common units of the Operating Partnership as well as the exchange of all SCUs for shares of Common Stock (in each case, without regard to applicable Ownership Limits) for an aggregate of 54,082,865 shares of Common Stock. Calculation does not include 2,292,847 shares of Common Stock subject to outstanding stock options other than, with respect to each person whose fully-diluted percentage is being computed, shares which may be acquired within 60 days upon the exercise of outstanding options.

(3) In a Schedule 13G/A filed on February 13, 2002 by the Cohen & Steers Capital Management, Inc. ("Cohen & Steers"), Cohen & Steers reported that as of December 31, 2001, it beneficially owned 3,341,490 shares of Common Stock, or 11.50% of the total shares outstanding as of March 21, 2002. Cohen & Steers reported that it possesses sole voting power with respect to 2,922,290 shares of Common Stock and sole dispositive power with respect to 3,341,490 shares of Common Stock.

(4) Includes (i) 1,470,054 shares of Common Stock owned directly, (ii) 7,237,823 shares of Common Stock which may be acquired upon the exercise of CBL Rights and (iii) 97,366 shares of Common Stock which may be acquired by four entities controlled by CBL & Associates, Inc. (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

(5) Includes (i) 71,631 shares of Common Stock owned directly, (ii) 3,347 shares owned by Mr. Lebovitz' wife, 13,357 shares held in trusts for the benefit of his step-daughter and grandchildren (of which Mr. Lebovitz disclaims beneficial ownership) and 101,600 shares which may be acquired upon the exercise of CBL Rights and held in trusts for the benefit of Mr. Lebovitz and his sister, (iii) 352,903 shares of Common Stock which may be acquired upon the exercise of CBL Rights, (iv) 222,600 shares of Common Stock subject to options granted under the Stock Incentive Plan which are currently exercisable with respect to such shares, (v) 18,600 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 21, 2002, (vi) 8,805,243 shares of Common Stock beneficially owned by CBL, which Mr. Lebovitz may be deemed to beneficially own by virtue of his control of CBL, and (vii) 228,194 shares of Common Stock that may be acquired by College Station Associates, an entity controlled by Mr. Lebovitz, upon the exercise of CBL Rights.

                                       14

(6) Includes (i) 122,069 shares of Common Stock owned directly, (ii) 189,241 shares of Common Stock which may be acquired upon the exercise of CBL Rights, (iii) 148,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which are currently exercisable with respect to such shares, and (iv) 14,400 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 21, 2002.

(7) Includes (i) 91,357 shares owned directly, (ii) 238,296 shares of Common Stock which may be acquired upon the exercise of CBL Rights, (iii) 165,800 shares of Common Stock subject to options granted under the Stock Incentive Plan which are currently exercisable with respect to such shares, and (iv) 19,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 21, 2002.

(8) Includes (i) 9,500 shares of Common Stock owned directly, (ii) 6,283 shares of Common Stock owned by Mr. Snyder's wife and 931 shares of Common Stock owned by Mr. Snyder's children, (iii) 48,439 shares of Common Stock which may be acquired upon the exercise of CBL Rights, (iv) 79,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which are currently exercisable with respect to such shares, and (v) 10,800 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 21, 2002.

(9) Includes (i) 3,927 shares of Common Stock owned directly, (ii) 31 shares of Common Stock owned by Mr. Stephas' wife, (iii) 27,670 shares of Common Stock which may be acquired upon the exercise of CBL Rights, (iv) 34,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which are currently exercisable with respect to such shares, and (v) 10,800 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 21, 2002.

(10) Includes 4,000 shares of Common Stock subject to immediately exercisable stock options granted to each of Mr. Ballard, Mr. Poorvu and Mr. Walker on December 31 of each of the years 1994 through 2001 in the amounts of 500 stock options per grant and, as to Mr. Bryenton and Mr. Cleary, 500 shares of Common Stock subject to immediately exercisable stock options granted to each of Mr. Bryenton and Mr. Cleary on December 31, 2001. All such grants were pursuant to the Stock Incentive Plan.

(11) Includes (i) 20,500 shares of Common Stock owned by a family limited partnership created by Mr. Fields and his wife on January 1, 1997 and in which Mr. Fields serves as a general partner, (ii) 40,300 shares of Common Stock held by members of Mr. Fields' family, with respect to which Mr. Fields acts as investment adviser and of which Mr. Fields disclaims beneficial ownership, and (iii) 3,000 shares of Common Stock subject to immediately exercisable stock options granted under the Stock Incentive Plan.

(12) Does not include 215,277 SCUs beneficially owned by Mr. Cleary.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon the Company's review of copies of such reports furnished to it through the date hereof, or written representations that no reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2001 all officers, directors and ten percent stockholders complied with the filing requirements applicable to them except that Gary L. Bryenton failed to timely file one Statement of Changes in Beneficial Ownership on Form
4. An Annual Statement of Changes in Beneficial Ownership on Form 5 was subsequently made on behalf of Mr. Bryenton.

                            EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and its next four most highly compensated executive officers (these four and Charles B. Lebovitz being herein referred to as the "named executive officers") for the Company's fiscal year ended December 31, 2001 and for the Company's fiscal years ending December 31, 2000 and 1999:


                          Summary Compensation Table(1)

                                                                              Long Term
                                                                             Compensation
                                                   Annual         ----------------------------
                                                Compensation                    Awards
                                       -------------------------  ----------------------------
                                                                    Restricted    Securities         All
                                                                      Stock       Underlying        Other
Name and Principal                                                   Award(s)       Options      Compensation
Position(2)                    Year    Salary($)      Bonus($)        ($)(3)         (#)             ($)
---------------------------  -------  ------------  ------------  -------------  -------------  -------------
       Charles B.              2001     482,027       --            325,000        16,000         9,446(4)
       Lebovitz,
       Chairman of the         2000     467,987       --            275,000        16,000         9,197
       Board and Chief
       Executive Officer       1999     454,356       --            200,000        16,000         9,197
---------------------------  -------  ------------  ------------  -------------  -------------  -------------
       John N. Foy,            2001     386,320       --            375,000        16,000         9,446(4)
       Vice Chairman of
       the Board,  Chief       2000     366,320       --            375,000        16,000         9,197
       Financial
       Officer                 1999     343,820       --            200,000        41,000         8,561
       and Treasurer
---------------------------  -------  ------------  ------------  -------------  -------------  -------------
       Stephen D. Lebovitz     2001     325,000       300,000        75,000        16,000         9,446(4)
       Director,
       President and           2000     282,223       --            400,000        16,000         9,197
       Secretary
                               1999     259,723       --            200,000        41,000         8,109
---------------------------  -------  ------------  ------------  -------------  -------------  -------------
       Eric P. Snyder          2001     331,833       200,000(5)     --            9,000          6,878(4)
       Senior Vice
       President               2000     311,000       150,000(5)     --            9,000          6,628
       and Director of
       Corporate Leasing       1999     291,000       150,000(5)     --            9,000          8,358

---------------------------  -------  ------------  ------------  -------------  -------------  -------------
       Augustus N. Stephas     2001     354,100       125,000        --            9,000          6,878(4)
       Senior Vice
       President -             2000     334,000       100,000        --            9,000          6,628
       Accounting and
       Controller              1999      314,000       75,000        --            9,000          8,630

===========================  =======  ============  ============  =============  =============  =============

       -----------------------

(1) All amounts shown represent compensation paid to the named executive officers by the Management Company.

(2) The position shown represents the individual's position with the Company and the Management Company.

(3) Amounts shown are based upon the closing price of the Common Stock on the NYSE as of the date of grant of the restricted stock awards. As of December 31, 2001, an aggregate of 65,938 shares of restricted stock with a value of $2,077,047 were outstanding. Dividends, to the extent paid on the Company's Common Stock, will be paid on all outstanding shares of restricted stock.

(4) For fiscal year 2001, amount shown represents term life insurance premiums paid by the Management Company and matching contributions by the Management Company under the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan and Trust (the "401(k) Plan").

                                       17

(5)  Represents   amount  deferred  at  Mr.  Snyder's  election  pursuant  to  a non-qualified deferred compensation arrangement between Mr. Snyder and the Company.

     The following table sets forth information regarding grants of stock options made during fiscal year 2001 to each of the named executive officers:

                           OPTION GRANTS IN LAST FISCAL YEAR

                                         Individual Grants
                           -------------------------------------------
                                                                                      Potential Realizable Value at
                            Securities      % of Total                                Assumed Annual Rates of Stock
                            Underlying       Options       Exercise or                Price Appreciation For Option
                              Options      Granted to          Base                            Terms(4)
                              Granted      Employees in       Price      Expiration   -----------------------------
 Name                         (#)(1)       Fiscal Year(2)   ($/Sh)(3)       Date           5%               10%
-------------------------  --------------  --------------  -----------  ------------  -------------   -------------
 Charles B. Lebovitz          16,000          4.26%           27.6750      05/02/11     $  278,475     $  705,709

 John N. Foy                  16,000          4.26%           27.6750      05/02/11        278,475        705,709

 Stephen D. Lebovitz          16,000          4.26%           27.6750      05/02/11        278,475        705,709

 Eric P. Snyder               9,000           2.40%           27.6750      05/02/11        156,642        396,961

 Augustus N. Stephas          9,000           2.40%           27.6750      05/02/11        156,642        396,961

=========================  ==============  ==============  ===========  ============  =============   ===========

       -------------------

(1) All options granted to the named executive officers were granted pursuant to the Stock Incentive Plan. All options granted to the named executive officers were granted on May 2, 2001 and become exercisable in five equal annual installments beginning May 2, 2002.

(2) Percentages listed are based on options to purchase a total of 375,500 shares of Common Stock granted by the Company to certain of its officers and employees during fiscal year 2001. Calculations do not include options to purchase an aggregate of 3,000 shares of Common Stock granted to the following directors in fiscal year 2001 pursuant to the Stock Incentive
     Plan: Claude M. Ballard, Gary L. Bryenton, Martin J. Cleary, Leo Fields, William J. Poorvu and Winston W. Walker.

(3)  The exercise price is payable in cash.

(4) Potential realizable value is calculated based on an assumption that the fair market value of the Common Stock appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant until the end of the option term (10 years). The 5% and 10% assumed rates are mandated by the SEC for purposes of calculating realizable value and do not represent the Company's estimate or projection of future stock prices.

            AGGREGATED OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES

     The following table provides information regarding the number and value of options held by each of the named executive officers at December 31, 2001. Except for the exercise of certain options by Augustus N. Stephas in 2001 noted below, no options were exercised by any named executive officer during the Company's 2001 fiscal year.

                                                               Number of
                                                               Securities
                                                               Underlying                 Value of Unexercised
                                                          Unexercised Options                 In-the-Money
        Name                   Shares                              at                          Options at
                              Acquired       Value          December 31, 2001              December 31, 2001
                                 on          Realized   ---------------------------   ------------------------------
Name                          Exercise(#)    ($)        Exercisable   Unexercisable    Exercisable  Unexercisable(1)
-----------------------      ------------  ----------   ------------  -------------   ------------- ----------------
Charles B. Lebovitz            -0-           -0-          222,600        50,400         $2,414,103    $319,683

John N. Foy                    -0-           -0-          148,200        44,800         1,493,486     276,896

Stephen D. Lebovitz            -0-           -0-          165,800        51,200         1,629,834     325,796

Eric P. Snyder                 -0-           -0-           79,200         28,800         819,223       183,260

Augustus N. Stephas            25,200         194,295(2)   43,200         28,800         390,598       183,260

(1) Amounts listed are based upon the $31.50 closing price for the Common Stock on the NYSE on December 31, 2001 (last trading day in 2001).

(2) Mr. Stephas exercised options to acquire 10,800 shares on January 8, 2001 and exercised options to acquire 14,400 on May 4-8, 2001.


NON-COMPETITION ARRANGEMENTS

     Each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz has agreed to refrain from competing with the Company until two years from the date of termination of his employment. Prohibited competition includes any participation in the development, improvement or construction of any shopping center project, acquiring any interest in a shopping center project or acquiring vacant land for development as a shopping center project. Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz are, however, permitted to hold certain investments which they owned prior completion of the Company's initial public offering in November 1993.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Claude M. Ballard, Martin J. Cleary, Leo Fields, William J. Poorvu and Winston W. Walker, with Mr. Ballard serving as Chairman. None of the members of the Compensation Committee are or have been officers or employees of the Company and, except for Martin J. Cleary, each member of the Compensation Committee is an Independent Director.

     No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company or its subsidiaries) with which any member of the Compensation Committee is affiliated.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     General. The Company is a self-managed, self-administered, fully-integrated real estate company which is engaged in the ownership, marketing, management, leasing, expansion, development, redevelopment, acquisition and financing of regional malls and community and neighborhood centers.

     The Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation ("CBL Holdings I"), and CBL Holdings II, Inc., a Delaware corporation ("CBL Holdings II"). Through the referenced subsidiaries, the Company currently holds a 1.9% sole general partner interest and a 49.3% limited partner interest in the Operating Partnership. See "Certain Relationship and Related Transactions - Partnership Agreement; CBL Rights". The Company conducts substantially all of its business through the Operating Partnership. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended (the "Code") applicable to real estate investment trusts, the Operating Partnership carries out the Company's property management and development activities through the Management Company.

     Neither the Company nor the Operating Partnership has any paid employees. Although Charles B. Lebovitz and the other executive officers named in this Proxy Statement are executive officers of the Company, their compensation is in the form of a base salary and bonus paid entirely by the Management Company.

     The   Compensation   Committee   determines  all  matters  related  to  the
compensation of all officers of the Company of the level of vice president or higher and administers the Stock Incentive Plan.

     Philosophy. It is the philosophy of the Company to ensure that executive compensation be directly linked to financial objectives that the Company believes are primary determinates of stockholder value over time. The Compensation Committee's objectives in administering the Company's executive compensation plan are to ensure that pay levels and incentive compensation are
(i) competitive in attracting and retaining the best personnel, (ii) properly linked to the Company's performance, and (iii) simple in design. To fulfill these objectives, the compensation plan for executives includes base salary, performance based discretionary bonuses and periodic grants of stock awards and stock options pursuant to the Stock Incentive Plan. Non-executive employees of the Company are also eligible to participate in the Stock Incentive Plan.

     The Company believes that the ability to use the Stock Incentive Plan to attract and retain key personnel has substantial value and will be essential to the growth of the Company. The stock option and stock award elements of compensation are designed to encourage and create ownership and retention of the Company's stock by key employees in order to align their long-range interests with those of stockholders and to allow the opportunity for key employees to build, through the achievement of corporate goals, a meaningful ownership stake in the Company.

     Financial Criteria. The Compensation Committee, based on recommendations made by the Company, implemented an executive compensation program in 1994 pursuant to which officers of the level of vice president and higher received during fiscal year 2001, in addition to a base salary, incentive compensation consisting of cash, stock options and stock awards for the achievement of target levels of performance determined by the Compensation Committee. The amount of this additional compensation was determined for each executive officer based upon his or her contribution to the overall success of the Company. Utilizing the program's basic theory for incentive compensation, cash, stock options and stock awards were granted during fiscal year 2001 to other employees of the Company as performance-based incentive compensation.

     Compensation of the Chief Executive Officer. Charles B. Lebovitz was paid a base salary of $482,027 for 2001. Mr. Lebovitz receives annual reviews for salary increases and discretionary bonuses. Additionally, Mr. Lebovitz participates in the Company's incentive plans, including the Stock Incentive Plan. During fiscal year 2001, Mr. Lebovitz received options to purchase 16,000 shares of Common Stock and awards of an aggregate of 14,931 shares of Common Stock under the Stock Incentive Plan. The awards were determined upon the same criteria as applied to the other executive officers of the Company.

     Policy Regarding Qualifying Compensation. Section 162(m) of the Code imposes a $1,000,000 ceiling on tax-deductible remuneration paid to any of the five most highly compensated executive officers of a publicly-held corporation. The limitation does not apply to remuneration that qualifies as performance-based compensation in Section 162(m) of the Code. Options granted under the Stock Incentive Plan qualify as "performance-based compensation" exempt from the deductibility limitations of Section 162(m) of the Code. All other compensation to the named executive officers is below the $1,000,000 per-executive ceiling and was fully deductible by the Company.


                             COMPENSATION COMMITTEE
                          Claude M. Ballard (Chairman)
                                Martin J. Cleary
                                   Leo Fields
                                William J. Poorvu
                                Winston W. Walker

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

     The Audit Committee of the Board of Directors of the Company is composed of four Independent Directors (Leo Fields, Chairman, Claude M. Ballard, Gary L. Bryenton and William J. Poorvu) and operates under a written charter adopted by the Board of Directors on June 9, 2000.

     Management is responsible for the Company's internal controls and financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with Management and the Company's independent accountants. Management reported to the Audit Committee that the Company's consolidated financial statements for the
Company's 2001 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with Management and the Company's independent accountants. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee), as amended.

     The Company's independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards No. 1 (Independence Discussions with Audit Committees) and the Audit Committee discussed with the independent accountants their firm's independence. The Audit Committee considered whether the provision of services by the independent accountants (other than audit services) is compatible with maintaining the independent accountants' independence.

     Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                 AUDIT COMMITTEE
                              Leo Fields (Chairman)
                                Gary L. Bryenton
                                Claude M. Ballard
                                William J. Poorvu

PERFORMANCE GRAPH

     The graph set forth below compares the percentage change in the cumulative stockholder return on the Common Stock with the cumulative total return of the Standard & Poor's 500 Total Return Index ("S&P 500") and NAREIT Equity REIT Total Return Index1 for the period commencing December 31, 1996 through December 31, 2001. The following graph assumes that the value of the investment in the Company and the indices was $100 at the beginning of the period and that dividends were reinvested. The stock price performance presented below is not necessarily indicative of future results: [GRAPHIC OMITTED][OBJECT OMITTED]


                                                               Period Ending
                                   ----------------------------------------------------------------
Index                              12/31/96   12/31/97   12/31/98   12/31/99   12/31/00    12/31/01
---------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
CBL & Associates Properties, Inc.  $100.00    $102.41    $115.20    $100.15     $133.81    $179.43

S & P 500                          100.00     133.37     171.44     207.52      188.62      166.22

NAREIT Equity REIT Index           100.00     120.26     99.21      94.63       119.59      136.24

1 The NAREIT Equity REIT Total Return Index is published monthly, based on the last closing prices of the preceding month.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


MANAGEMENT AGREEMENT

     The Company is party to a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company's properties. The Company, through the Operating Partnership, owns 100% of the preferred stock and 5% of the common stock of the Management Company and Charles B. Lebovitz, his family and certain of the Associates own 95% of the common stock of the Management Company. Through the ownership of 100% of the preferred stock of the Management Company, the Company enjoys substantially all of the economic benefits of the Management Company's business. The Management Company also provides management services for certain properties owned by CBL and certain other third parties for which the Management Company is paid a management fee. See "Retained Property Interests."


PARTNERSHIP AGREEMENT; CBL RIGHTS

     The Company entered into the Operating Partnership Agreement with CBL. The Company, through subsidiaries, serves as the sole general partner of the Operating Partnership and owns, as of March 21, 2002, 29,066,244 common partnership units, representing a 1.7% interest as the sole general partner and a 52.0% interest as a limited partner for an aggregate 53.7% interest in the Operating Partnership. CBL owns 7,335,189 common partnership units, representing a 13.6% limited partner interest in the Operating Partnership. Certain executive and senior officers also own common partnership units.

     Pursuant to the Operating Partnership Agreement, the limited partners were granted CBL Rights, consisting of the rights to exchange all or a portion of their common partnership units in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company's election. The CBL Rights may be exercised at any time and from time to time to the extent that, upon exercise of the CBL Rights, the exercising party shall not beneficially or constructively own shares of Common Stock in excess of the applicable ownership limit. The Company, however, may not pay in shares of Common Stock to the extent that this would result in a limited partner beneficially or constructively owning in the aggregate more than its applicable Ownership Limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company's qualification as a real estate investment trust for tax purposes.

     The number of shares of Common Stock and/or cash received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the equivalent number of partnership units owned by the limited partners on a one-for-one basis and the amount of cash received by the limited partners upon such exercise, if the Company elects to pay cash, will be based upon the trading price of the shares of Common Stock at the time of exercise.

     CBL Rights will expire in November 2043 if not exercised prior to that date.


JACOBS ACQUISITION

     On January 31, 2001, the Company acquired from Jacobs Realty Investors Limited Partnership and certain of its affiliates and partners a portfolio of 21 malls and 2 associated centers for an aggregate consideration of approximately $1.3 billion, and, in a separate transaction, the Company acquired the remaining 50% interest in Madison Square Mall in Huntsville, Alabama. In connection with these transactions, the Operating Partnership issued 12,659,677 special common units of the Operating Partnership (SCUs), representing in the aggregate a 25.48% limited partner interest in the Operating Partnership. On March 14, 2002, the Company completed the second and final stage of the acquisition of the remaining interest of Jacobs in four malls and one community center. The total Jacobs purchase price of $1.3 billion included the second stage closing consideration of $422,088 in cash, assumption of $26.6 million of fixed rate non-recourse debt and issuance of 499,730 SCUs.

     Each SCU is initially entitled to receive a quarterly distribution of $0.725625 (equivalent to an annual distribution of $2.9025). SCUs may, at any time after the earlier of (i) the third anniversary of their issuance, or (ii) the death of the beneficial owner of the SCUs, be exchanged for cash, shares of the Company's Common Stock (on a one-for-one basis) or any combination of cash or shares of Common Stock, at the Company's election. Following the tenth anniversary of their issuance, the Company will have the right to convert the SCUs into common partnership units of the Operating Partnership.

     In connection with the Jacobs Acquisition, the Company agreed to expand its Board of Directors from seven to nine members and to nominate two of Jacobs' designees as members of the Board. Martin J. Cleary and Gary L. Bryenton were appointed the Board as Jacobs' initial designees. Jacobs will continue to be entitled to nominate two Board members until the Jacobs family beneficially owns fewer than 6.78 million SCUs and shares of Common Stock, following which Jacobs will be entitled to nominate only one Board member. Jacobs will no longer be entitled to nominate any Board members if the Jacobs family beneficially owns fewer than 3.34 million SCUs and shares of Common Stock. CBL and certain of the Company's executive officers have agreed to vote their shares in favor of Jacobs' designees until the twelfth anniversary of the Jacobs Acquisition.

     Jacobs and certain affiliated entities and persons have agreed to a 12-year standstill period during which they will not seek to acquire control of the Company and will not to participate in a group which seeks to acquire such control. Jacobs also agreed until the twelfth anniversary of the Jacobs Acquisition to vote its shares in favor of the election of the Board's nominees to the Board of Directors who are running unopposed and uncontested.

     Subject to certain exceptions, Richard E. Jacobs has agreed not to acquire, develop, manage, own, lease or invest in regional mall shopping centers within 15 miles of certain properties acquired from Jacobs or within 12 miles of any other of the Company's existing malls or malls acquired from Jacobs.

     In connection with the Jacobs Acquisition at a special stockholders meeting on January 19, 2001, the Company's stockholders approved an amendment to its certificate of incorporation which, among other things, permits the Lebovitz Group (as defined in the Company's certificate of incorporation) and the Jacobs Group (as defined in the amendment) to beneficially and constructively own in the aggregate 37.99% of the Company's equity stock.


RETAINED PROPERTY INTERESTS

     CBL owns interests in outparcels at certain of the Company's malls and a minority interest in one mall, the majority interest of which is owned by a third party. Certain members of Charles B. Lebovitz's family and his father's estate continue to own four community and neighborhood centers and two tracts of vacant land. The properties retained by CBL and the properties owned by the Lebovitz family are managed and leased by the Management Company which receives a fee for its services. During fiscal year 2001, CBL and the Lebovitz family paid the Management Company approximately $127,000 under such arrangement.


AFFILIATED ENTITIES

     Certain executive officers of CBL collectively have a non-controlling interest in a major national construction company that built substantially all of the properties developed by the Company and is currently building the Company's construction properties. Charles B. Lebovitz is also a director of the construction company. The majority interest in the construction company is held by the members of its senior management, none of whom are affiliated with CBL or the Company. As of December 31, 2001, the Company had 10 active contracts (including contracts in respect of each of the construction properties) with such construction company having aggregate value of approximately $107.9 million. During fiscal year 2001, the Company paid approximately $94.3 million to this construction company. The Company's Audit Committee reviews the relationship between the Company and the referenced construction company pursuant to procedures established in November 1994. These procedures include an ongoing review by the Company's independent accountant of a cross section of the Company's contracts with the referenced construction company for, among other things, the provisions for allocation of cost savings between owner and contractor.

     The construction company and CBL own all of the interests of a partnership that owns two aircraft and a fractional interest in another aircraft used by the personnel of the Company and the construction company. Each partner contributes equally to fixed costs and shares variable costs through an hourly charge based on usage. The Company reimburses the partnership for costs on an hourly basis associated with use of the aircraft relating to the business of the Company. During fiscal year 2001, the Company paid approximately $1.7 million as reimbursement for operating expenses pursuant to such arrangement.

     The Bylaws provide that any contract or transaction between the Company or the Operating Partnership and one or more directors or officers of the Company or between the Company or the Operating Partnership and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by disinterested directors or stockholders after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them.


CERTAIN LEASES

     Certain executive officers and certain Company employees are partners in partnerships that lease 22 spaces representing approximately 42,000 square feet in 12 of the Company's malls as tenants. Such spaces are operated as food service and entertainment establishments. Management believes that, at the time these leases were entered into, they provided for rental payments at market rates and terms.

     Shumacker & Thompson, P.C., local counsel to the Company and CBL, leases 3,497 square feet of office space at the Company's office building. The construction company also leases 20,637 square feet of office space at the Company's office building. Management believes that, at the time these leases were entered into, they provided for rental payments at market rates and terms.


OTHER

     Charles B. Lebovitz, certain members of his family, certain of the Associates, a partnership consisting of certain of the Associates, and Eric P. Snyder have personally guaranteed an aggregate of $12.99 million of the debt of the Operating Partnership. Such guarantee is payable only if, and to the extent that, proceeds from a foreclosure sale of all assets of the Operating Partnership are not in excess of the guarantee.

     Charles B. Lebovitz is currently an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee ("First Tennessee"). The Company is currently maintaining an $80 million line of credit from First Tennessee that matures in 2003. There was approximately $33 million outstanding on this line of credit at December 31, 2001. First Tennessee also provides certain cash management services to the Company. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with First Tennessee on competitive terms.

     John N. Foy is currently an advisory director of AmSouth Bank of Tennessee ("AmSouth"). The Company is currently maintaining a $5 million line of credit from AmSouth that matures in 2003. There was approximately $1.9 million of letters of credit drawn on this line of credit at December 31, 2001. In addition, AmSouth is a 25% participant in the First Tennessee line of credit referred to in the immediately preceding paragraph and provides certain cash management services to the Company and also serves as the administrator of the Management Company's 401(k) Plan. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with AmSouth on competitive terms.


                         INDEPENDENT PUBLIC ACCOUNTANTS


     The Company's 2001 financial statements were audited by Arthur Andersen, LLP, which has served as the Company's independent public accountant since the Company's inception in July 1993. Investigations of Arthur Andersen and its professional standards and business practices have recently been commenced by federal and state governmental and regulatory bodies arising from the firm's role as independent public accountant for the Enron Corporation. Civil lawsuits have also been commenced against the firm, representatives of the firm have testified before the United States Congress, and the firm recently appointed an oversight committee of outside observers to monitor the firm's professional standards and business practices. On March 14, 2002, Arthur Andersen was indicted on one count of obstruction of justice before the United State District Court of the Southern District of Texas.

     In light of the issues facing Arthur Andersen, the Audit Committee and Board of Directors have not, as of the date of the mailing of this Proxy Statement, determined whether to renew Arthur Andersen's engagement as the Company's independent public accountant for the Company's 2002 fiscal year or to engage a different national accounting firm. Accordingly, the Board of Directors did not invite representatives of Arthur Andersen to be present at the Annual Meeting of stockholders and none is expected to attend.

     The Audit Committee and Board of Directors anticipate selecting in the near future the Company's independent accountant for the Company's 2002 fiscal year, at which time the Board of Directors intends to promptly and publicly announce their decision. If an independent public accountant is selected prior to the Annual Meeting, a representative of that firm will be invited to attend the Annual Meeting and to be available to respond to questions.

AUDIT FEES

     Audit Fees billed by Arthur Andersen LLP during the Company's 2001 fiscal year for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q totaled $170,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The Company did not engage Arthur Andersen LLP to provide advice to the Company regarding financial information systems design and implementation during the Company's 2001 fiscal year.

ALL OTHER FEES

     The aggregate fees billed by Arthur Andersen LLP during the Company's 2001 fiscal year for other services rendered to the Company totaled $608,210, including audit-related fees of $190,465 and other fees of $417,745. The audit-related fees of $190,465 include audits of subsidiaries, accounting consultations, consents, and assistance with registration statements. The other fees of $417,745 were primarily tax services.

                       APPROVAL OF THIRD AMENDMENT TO THE
                        CBL & ASSOCIATES PROPERTIES, INC.
                            1993 STOCK INCENTIVE PLAN

GENERAL

     The Company has historically utilized stock options as a key part of its overall compensation program for executive officers and other employees. As of March 21, 2002, there were 464,342 shares available for awards under the Company's Stock Incentive Plan. As of that date, 337,508 shares had been issued as stock awards under the Stock Incentive Plan of which 100 shares were returned (forfeited) as Deferred Stock prior to the Vesting Period (see "Description of the Stock Incentive Plan - Deferred Stock" below), 907,203 options for shares had been exercised and 2,291,047 options for shares were outstanding, leaving a balance of 464,342 additional shares that may be subject of future option grants or other awards under the Stock Incentive Plan. The Board of Directors believes that it is in the best interests of the Company to have stock and stock-based awards available in order to retain, attract and motivate high quality personnel for the Company. By vote of the stockholders on May 1, 1996, the stockholders approved an amendment to the Stock Incentive Plan (the "First Amendment") to increase the number of shares available under the Stock Incentive Plan from 1,300,000 to 2,800,000. The First Amendment also limited to 100,000 the number of shares of Common Stock with respect to which stock options may be granted to any Stock Incentive Plan participant in any calendar year. This limitation was put in place as a result of federal tax legislation enacted in 1993. Section 162(m) of the Code, generally disallows deductions in the case of publicly held corporations such as the Company for compensation paid to any of the five executive officers named in a corporation's proxy statement to the extent that compensation exceeds $1 million per year per employee; "performance-based compensation," however, does not count toward the $1 million limit. The First Amendment conformed the Stock Incentive Plan to the requirements for "performance-based compensation" exempt from deductibility limitations of
Section 162(m) of the Code. By vote of the stockholders on May 3, 2000, the stockholders approved a second amendment to the Stock Incentive Plan (the "Second Amendment") to increase the number of shares available under the Stock Incentive Plan from 2,800,000 to 4,000,000. On October 30, 2001, the Board of Directors resolved to propose for stockholder approval a third amendment to the Stock Incentive Plan (the "Third Amendment") to increase by 1,200,000 the number of shares of Common Stock which may be available under the Stock Incentive Plan.

DESCRIPTION OF THE STOCK INCENTIVE PLAN

     The following description of the Stock Incentive Plan, as amended by the First, Second and Third Amendments, is qualified in its entirety by reference to the text of the Stock Incentive Plan as filed with the SEC as an exhibit to the Company's Registration Statement on Form S-11 (Registration Number 33-67372), the text of the First Amendment as filed with the SEC as an exhibit to the Company's Registration Statement on Form S-8 (Registration Number 333-04295), the text of the Second Amendment as filed with the SEC as an exhibit to the Company's Registration Statement on Form S-8 (Registration Number 333-41768) and the text of the Third Amendment as attached hereto as Exhibit A.

     The Stock Incentive Plan provides for the grant of options to purchase a specified number of shares of Common Stock ("Options") or rights to future grants of Common Stock ("Deferred Stock"), subject to applicable ownership limits. The Stock Incentive Plan is administered by the Compensation Committee, which has the authority, among other things, to interpret the Stock Incentive Plan and to adopt, alter and repeal such rules and regulations for the administration of the Stock Incentive Plan as it may deem advisable.

     Under the Stock Incentive Plan as amended, the total number of shares available for grant will be increased from 4,000,000 to 5,200,000 shares. The Board of Directors or the Compensation Committee may, under certain circumstances, make such adjustments in the aggregate number and kind of shares reserved for issuance, the number of shares and kind covered by outstanding awards and the exercise prices specified therein.

     Participants in the Stock Incentive Plan, who may be officers or employees of the Company, its subsidiaries (including the Management Company) or designated affiliates, will be selected by the Compensation Committee. Directors of the Company are also eligible to participate, but, in the case of directors who are not employees, only pursuant to automatic grants under a specified formula set forth in the Stock Incentive Plan. As of March 21, 2002, the approximate number of persons eligible to participate was 617.

     Options. The Compensation Committee is authorized to determine whether Options to be issued under the Stock Incentive Plan will be designated as "Incentive Stock Options" or as "Non-Qualified Stock Options." Incentive Stock Options are options that are intended to qualify as incentive stock options under Section 422 of the Code. Non-Qualified Stock Options are options that are not Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries.

     The Stock Incentive Plan authorizes the Compensation Committee to grant Options at an exercise price determined by the Compensation Committee. Such price cannot be less than 100% of the fair market value of the shares of Common Stock on the date on which the Option in respect thereof is granted. On March 21, 2002, the closing price of the Common Stock as reported on the New York Stock Exchange was $35.49 per share. The exercise price is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the Option is exercised, of shares of Common Stock held by the optionee. The term of each Option is fixed by the Compensation Committee, but, in any event, will expire 10 years after the date of grant (five years in the case of an optionee who owns more than 10% of the voting power of all classes of stock of the Company or any subsidiary). Additionally, the vesting provisions of the Options will be determined by the Compensation Committee.

     Options granted under the Stock Incentive Plan will become fully exercisable upon a Change in Control (as defined in the Stock Incentive Plan). In general, Change of Control means (i) any acquisition by a person or group (other than an acquisition from the Company or by the Company or by the Company's management, an acquisition through the exercise of the rights to exchange limited partnership interests in the Operating Partnership for shares of Common Stock or an acquisition by a Company-sponsored employee benefit plan) of 20% or more of the outstanding shares of Common Stock, (ii) a change in the majority of the Company's directors, (iii) approval by the Company's stockholders of a reorganization, merger, consolidation, sale or disposition of all or substantially all of the assets of the Company under certain circumstances or (iv) approval by the Company's stockholders of a complete liquidation or dissolution of the Company. Holders of Options also have the right to cash out their Options in the event of a Change of Control.

     The right of any participant to exercise an Option may not be transferred in any way other than (i) by will or the laws of descent and distribution or
(ii) pursuant to a qualified domestic relations order.

     If Options granted in connection with the Stock Incentive Plan are exercised at any time or from time to time, the Partnership Agreement of the
Operating Partnership requires the Company to contribute to the Operating Partnership as an additional contribution the exercise price received by the
Company in connection with the issuance of shares of Common Stock to such exercising participant. Although the Company will contribute to the Operating Partnership an amount equal to the exercise price received by the Company, the Company will be considered to have contributed an amount equal to the fair market value of the shares of Common Stock issued to the exercising party for purposes of determining the increase in the Company's percentage interest in the Operating Partnership (and the dilution of the interests of the other partners of the Operating Partnership) in connection with additional capital contributions of the Company.

     Deferred Stock. The Stock Incentive Plan also permits the Compensation Committee to grant rights to receive shares of Deferred Stock, subject to the terms and conditions imposed by the Compensation Committee. These terms will include a vesting period (the "Vesting Period") during which the rights to receive Deferred Stock will be subject to forfeiture upon certain terminations of employment, as determined by the Compensation Committee, although the Vesting Period will be accelerated upon a Change of Control. At the end of the Vesting Period set by the Compensation Committee, the participant will be issued unrestricted shares of Common Stock, and will have all the rights of a holder of Common Stock as to such shares, including the right to vote the shares and the right to receive any cash distributions. If so determined by the Compensation Committee in the applicable Deferred Stock agreement, Deferred Stock awards may provide for the payment to the awardee, during the Vesting Period, of cash amounts in respect of such Deferred Stock equal to the amount of dividends that would have been paid on an equivalent number of shares of Common Stock.

     Term, Amendment and Termination. The Stock Incentive Plan terminates on October 27, 2003. Awards outstanding on that date are not affected or impaired by the termination of the Stock Incentive Plan.

     The Board may, with the approval of the Company's stockholders if required by law or agreement, amend, alter or discontinue the Stock Incentive Plan provided that no amendment, alteration or discontinuation will (i) impair the rights of any person who has been granted any award without such person's consent (unless the amendment is made to cause the Stock Incentive Plan to qualify for the exemption provided by Rule 16b-3) or (ii) disqualify the Stock Incentive Plan from the exemption provided by Rule 16b-3. The Board may, without the approval of the Company's stockholders, amend the Stock Incentive Plan to take into account changes in law and tax and accounting rules, as well as other developments and grant awards which qualify for beneficial treatment under such rules.

     The Compensation Committee may amend any award theretofore granted, prospectively or retroactively. No such amendment may impair the rights of any participant under any award without the consent of such participant (except for any amendment made to cause the plan to qualify for an exemption provided by Rule 16b-3).

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax consequences of participation in the Stock Incentive Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to options and participants in the Stock Incentive Plan should consult their own tax advisers regarding their particular situation.

     No taxable income is realized by the optionee upon the grant or exercise of an Incentive Stock Option. If Common Stock is issued to an optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (1) upon sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the optionee's employer for federal income tax purposes.

     If the Common Stock acquired upon the exercise of an Incentive Stock Option is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and (2) the optionee's employer will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

     Subject to certain  exceptions  for  disability  or death,  if an Incentive
Stock Option is exercised more than three months following termination of employment, the exercise of the Option will generally be taxed as the exercise of a Non-Qualified Stock Option.

     In general, for purposes of the alternative minimum tax, the exercise of an Incentive Stock Option will be treated essentially as if it were the exercise of a Non-Qualified Stock Option. As a result, the rules of Section 83 of the Code relating to transfers of property, including restricted property, will apply in determining the optionee's alternative minimum taxable income. Consequently, an optionee exercising an Incentive Stock Option with respect to unrestricted Common Stock will have income, for purposes of determining the base for the application of the alternative minimum tax, in an amount equal to the spread between the option price for the shares and the fair market value of the shares on the date of exercise. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer has to determine his potential liability under the alternative minimum tax.

     With respect to Non-Qualified Stock Options, (1) no income is realized by the optionee at the time the Option is granted; (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the optionee's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

     NEW PLAN BENEFITS UNDER THE STOCK INCENTIVE PLAN

                                                        Dollar       Number of
Name and Position                                      Value ($)       Units
---------------------------------------------         -----------   ----------
Charles B. Lebovitz, Chairman of the Board of             (1)             (1)
   Directors and Chief Executive Officer

Stephen D. Lebovitz, Director, President and              (1)             (1)
   Secretary

John N. Foy, Vice Chairman of the Board of
   Directors, Chief Financial Officer and                 (1)             (1)
   Treasurer

Eric P. Snyder, Senior Vice President and                 (1)             (1)
   Director of Corporate Leasing

Augustus N. Stephas, Senior Vice President -              (1)             (1)
   Accounting and Controller

Executive Group                                           (1)             (1)

Non-Executive Director Group                              (2)            3,000

Non-Executive Officer Employee Group                      (1)             (1)

(1) Because the Stock Incentive Plan is a discretionary plan, it is not possible to determine what awards the Compensation Committee will grant under the Stock Incentive Plan.

(2) Each of the Company's six non-employee directors receives an annual option grant of 500 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. Because the dollar value of the options depends upon the market value of the Common Stock which fluctuates, the dollar value of the options cannot be determined at this time.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes that it is important to have stock and stock-based awards available in order to retain, attract and motivate high quality personnel who are likely to contribute to the long-term success of the Company. Accordingly, the Board of Directors believes that the amendment to increase the number of shares of capital stock that may be awarded under the Stock Incentive Plan is in the best interests of the Company and its stockholders. The Board of Directors recommends that the shareholders approve the Third Amendment to the Stock Incentive Plan.

VOTE REQUIRED

     The Third Amendment to the Stock Incentive Plan must be approved by a majority of the votes of the stockholders present, or represented, and entitled to vote at the Annual Meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED
                   THIRD AMENDMENT TO THE STOCK INCENTIVE PLAN

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS


     In accordance with the rules established by the SEC, stockholder proposals to be included in the Company's proxy statement with respect to the 2003 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee 37421-6000 no later than December 6, 2002.

     In addition, the Company's Bylaws provide that any stockholder of record desiring to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting (the "Anniversary Date"); provided, however, that stockholders will have additional time to deliver the required notice in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date.

                         OTHER BUSINESS OF THE MEETING


     Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which the management is not now aware may come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

                                       By Order of the Board of Directors


                                        /s/ Stephen D. Lebovitz
                                       --------------------------
                                            Stephen D. Lebovitz
                                       Secretary


Chattanooga, Tennessee
April 7, 2002


     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO INVESTOR RELATIONS, CBL & ASSOCIATES PROPERTIES, INC., 2030 HAMILTON PLACE BLVD., SUITE 500, CBL CENTER, CHATTANOOGA, TENNESSEE 37421-6000.

                                                                    EXHIBIT A

                                 AMENDMENT NO. 3
                                     TO THE
                        CBL & ASSOCIATES PROPERTIES, INC.
                            1993 STOCK INCENTIVE PLAN


     Pursuant to resolutions of the Board of Directors of CBL & Associates Properties, Inc. (the "Company") adopted at a meeting held on October 30, 2001, the CBL & Associates Properties, Inc. 1993 Stock Incentive Plan (the "Plan") is hereby amended as follows:

               The first sentence of Section 3 of the Plan is amended to read as follows: "Subject to adjustment as provided herein, the total number of shares of Common Stock available for distribution pursuant to Awards under the Plan shall be 5,200,000."

     The foregoing amendment is subject to the approval of the stockholders of the Company at its next annual meeting of stockholders, and shall not be effective unless and until such approval is obtained.


Dated: October 30, 2001
                                  CBL & ASSOCIATES PROPERTIES, INC.



                                  By:    \s\ Stephen D. Lebovitz
                                  -------------------------------------
                                  Name: Stephen D. Lebovitz
                                  Title: President and Secretary